EXHIBIT 16



                 [McGladrey & Pullen, LLP Letterhead]



Securities and Exchange Commission
Washington, D.C.  20549

We were previously the independent accountants for Union Bankshares, Ltd., and on January 23, 1996, except for Note 15 as to which the date is March 4, 1996, we reported on the consolidated financial statements of Union Bankshares, Ltd. and subsidiary as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995. On July 24, 1996, we resigned as independent accountants of Union Bankshares, Ltd. We have read Union Bankshares, Ltd.'s statements included under Item 4 of its Form 8-K dated July 25, 1996 and we agree with such statements.


                              McGladrey & Pullen, LLP
                              McGLADREY & PULLEN, LLP

Denver, Colorado
July 24, 1996